                                                                    Exhibit 10.6



                                                                  August 4, 2004



Michael D. Price
151 West 17th St., Apt. 7H
New York, NY 10011

Dear Michael:

      I am writing this letter (the "Letter Agreement") to confirm the terms and conditions of your employment with Platinum Underwriters Reinsurance, Inc., a Maryland corporation ("Platinum"), which is an indirect wholly owned subsidiary of Platinum Underwriters Holdings, Ltd., a Bermuda corporation ("Holdings"). This Agreement supersedes the employment agreement between you and The St. Paul Companies, Inc. dated May 2, 2002, which was assigned to and assumed by Platinum effective November 1, 2002, as the same agreement may have been amended (the "Employment Agreement"), except to the extent specifically incorporated herein by reference.

      (1)   Term of Employment.

      The term of your employment under this Letter Agreement will commence as of August 1, 2004 (the "Effective Date") and, subject to termination as provided in Section 11, shall end on the fifth anniversary of the Effective Date; provided that on the fifth anniversary of the Effective Date and each anniversary thereafter, the term of your employment shall automatically be extended by an additional year unless Platinum or you give the other party written notice, at least 90 days prior to the applicable anniversary of the Effective Date, that you or it does not want the term to be so extended. Such employment period, as extended, shall hereinafter be referred to as the "Term." If your employment is continued beyond the Term, it shall have the status of "employment at will."

      (2)   Title and Duties.

      During the Term, you will serve as President of Platinum and will have such duties and responsibilities and authority as those normally associated with such position, plus any additional duties, responsibilities and authority assigned to you by the Chairman of the Board of Directors of Platinum (the "Board").

      (3)   Base Salary.

      During the Term, Platinum will pay you a base salary at an annual rate ("Base Salary") as follows:

      Twelve Month Period Commencing:                      Base Salary
      -------------------------------                      -----------
      Effective Date                                       US$575,000
      First Anniversary of the Effective Date              US$625,000
      Second Anniversary of the Effective Date             US$675,000
      Third Anniversary of the Effective Date              US$750,000; and
      Fourth Anniversary of the Effective Date             US$750,000

      In the event that you are appointed President and Chief Executive Officer of Holdings, it is agreed that this Letter Agreement will be assigned to Holdings, you will relocate to Bermuda as soon as practicable and your Base Salary will be increased to $750,000, effective upon such appointment, for the balance of the Term. Your Base Salary shall be payable in accordance with payroll practices as in effect from time to time at Platinum or Holdings, as the case may be, and shall be subject to applicable withholdings and taxes.

      (4)   Bonus.

      During each fiscal year of the Term, you will be eligible for an annual performance bonus ("Annual Bonus") pursuant to the terms of Holdings' annual incentive plan, a copy of which has previously been provided to you (the "Bonus Plan"). Your Annual Bonus will have an incentive target equal to 100% of Base Salary (the "Target Bonus") with the range of bonus payout to be from 0% to 200% of Base Salary, depending upon the achievement of performance objectives established under Bonus Plan. The Annual Bonus will be paid in accordance with the terms of the Bonus Plan following the end of the applicable fiscal year, which currently provides for payment fifty percent (50%) in cash and fifty percent (50%) in restricted share units, the form of which shall be substantially as set forth in Exhibit A hereto ("Bonus RSUs"), or other equity rights, as determined by the Compensation Committee of the Board (the "Committee"), and subject to the terms and conditions as the Committee shall require.

      (5)   Grant of Restricted Shares.

      On the date hereof, you will be granted by Holdings under the terms of Holdings' 2002 Share Incentive Plan a restricted share award (the "Restricted Shares") with respect to 98,531 common shares, par value $0.01 per share, of Holdings (the "Common Shares") (equal to $2,750,000 divided by the Fair Market Value of the Common Shares on the date of grant). The Restricted Shares will vest in equal annual installments on each of the first five anniversaries of the Effective Date, based on your continued employment with Platinum or Holdings, or their subsidiaries and affiliates. The specific terms of the Restricted Shares will be provided for in a Restricted Share award agreement between you and Holdings that has been approved by the Committee under the 2002 Share Incentive Plan, substantially in the form attached hereto as Exhibit B.

      (6)   Long-Term Incentive Plan Awards.

      Holdings has established a long-term incentive plan for key employees of Holdings and its subsidiaries known as the Executive Incentive Plan, a copy of which has previously been provided to you (the "LTIP"). You will be a participant in the LTIP. During each year of the Term, it is expected that you will be granted a target annual award opportunity of 100% of your annual base salary, payable in the form of Common Shares, or their equivalent, on the fifth anniversary of the award date if certain performance objectives are achieved by Holdings (each an "LTIP Award"). It is expected that your first LTIP Award will be made in March 2005. The actual amount of any LTIP Award, and the terms and conditions of such LTIP Award, will be determined by the Committee in its sole discretion, in accordance with the terms of the LTIP. You will receive payment of any accrued LTIP Award if you remain employed by Platinum until the date determined by the Committee for payment in accordance with the terms of the LTIP; provided, however that each outstanding LTIP Award shall vest immediately in the event you terminate your employment during the Term for "Good Reason" (as defined below) or if your employment is terminated during the Term by Platinum without "Cause," (as defined below) and, subject to the achievement by Holdings of the performance objectives relating to such LTIP Award as determined in accordance with the terms of the LTIP, such LTIP Award shall be payable within 90 days following the Committee's ratification of the financial results for the Performance Cycle (as defined in the LTIP), on a prorated basis reflecting the period of service by you during the Performance Cycle.

      (7)   Share Ownership Guidelines.

      You will be required to accumulate 100,000 Common Shares in accordance with the Share Ownership Guidelines adopted by the Board of Directors of Holdings before selling any Common Shares received under any of Holdings' compensation plans, subject to certain exceptions set forth in the guidelines.

      (8)   Employee Benefits.

      During the Term, you will be eligible to participate in the employee benefit plans that are generally available to senior executives of Platinum or Holdings, as the case may be, subject to the terms and conditions of such plans. The Board reserves the right to amend or terminate any employee benefit plan at any time, and to adopt any new plan.

      (9)   Holdings Expatriate Benefits.

      If you should accept a position with Holdings and relocate to Bermuda, Holdings will reimburse you up to a maximum of $50,000 for the costs and expenses reasonably incurred by you (including duty taxes) within the first twelve months of your relocation to Bermuda and thereafter Holdings will during the Term reimburse you and your family for first class round trip air travel to the United States on up to four occasions per annum. In addition, upon your establishment of a residence in Bermuda, Holdings will provide you during the Term with a housing and living allowance of US$25,000 per month and a car allowance of US$700 per month. You will be responsible for any tax liability associated with these payments.

      (10)  Business Expenses.

      During the Term, Platinum or Holdings, as the case may be, shall reimburse you for all reasonable expenses and disbursements in carrying out your duties and responsibilities under this Letter Agreement in accordance with their respective policies for senior executives as in effect from time to time.

      (11)  Termination of Employment.

            a. Termination for Good Reason or Without Cause. If you terminate your employment during the Term for Good Reason or if your employment is terminated during the Term by Platinum without Cause,: (i) you will receive, immediately upon the effectiveness of any such termination, a lump sum cash payment equal to the sum of (A) one year's Base Salary and Target Bonus and (B) any earned but unpaid Base Salary or other amounts (including reimbursable expenses and any vested amounts or benefits under Platinum's otherwise applicable employee benefit plans or programs) accrued or owing through the date of termination under the terms of the applicable arrangement; and (ii) your Bonus RSUs, LTIP Awards, and the Restricted Shares will vest in accordance with their respective terms set forth in the exhibits hereto. The foregoing payment and vesting will be conditioned upon you executing and honoring a standard waiver and release of claims in favor of Platinum in a form determined by Platinum.

            b. Termination Other than for Good Reason; Termination for Cause. If you terminate your employment during the Term other than for Good Reason, or if your employment is terminated by Platinum or Holdings, as the case may be, during the Term for Cause, all Bonus RSUs, LTIP Awards, and the Restricted Shares will be forfeited in accordance with their respective terms set forth in the exhibits hereto and you will receive no further payments, compensation or benefits under this Letter Agreement, except you will be eligible to receive, upon the effectiveness of such termination, amounts (including reimbursable expenses and any vested amounts or benefits under Platinum's employee benefit plans or programs) accrued or owing prior to the effectiveness of such termination. .

            c. Death or Disability. Upon the termination of your employment during the Term on account of your death or Disability: (i) you or your beneficiaries will receive (A) any unpaid Base Salary through the date of termination plus a pro-rata portion through the date of termination of your Target Bonus for the year of termination and (B) all other unpaid amounts (including reimbursable expenses and any vested amounts or benefits under Platinum's or Holdings' employee benefit plans or programs) accrued or owing prior to the effectiveness of such termination under the terms of the applicable arrangement; and (ii) your Bonus RSUs, LTIP Awards, and the Restricted Shares will vest in accordance with their respective terms set forth in the exhibits hereto.

            d.    Definitions.

                  (i) Cause. For purposes of this Letter Agreement, "Cause" means (i) your willful and continued failure to substantially perform your duties hereunder; (ii) your conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; (iii) your engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with your position with Platinum, Holdings or its subsidiaries, or other willful act that materially damages the reputation of Platinum, Holdings or its subsidiaries; or (iv) prior to the accumulation of 100,000 Common Shares by you, the sale, transfer or hypothecation by you during the Term of Common Shares issued upon the exercise of share options granted to you during your employment with Platinum and Holdings, or the sale, transfer or hypothecation by you of Common Shares issued in connection with the Bonus RSUs and the Restricted Shares, in each case without the prior approval of the Board of Directors of Holdings, and subject to the exception that you may sell up to 50% of the shares issued in connection with the Bonus RSUs and Restricted Shares for purposes of satisfying your tax liabilities with respect to the vesting of these awards.

                  (ii) Good Reason. For purposes of this Letter Agreement, "Good Reason" means, without your express written consent (i) Platinum or Holdings, as the case may be, reduces your Base Salary or your Target Bonus; (ii) Platinum or Holdings, as the case may be, reduces the scope of your duties, responsibilities or authority;
                        (iii) you are required to report to anyone other than the Chairman of the Board of Directors of Platinum or the Board of Directors of Holdings, as the case may be;
                        (iv) you are required to be principally based other than in Platinum's offices in New York or Holdings offices in Bermuda, as the case may be; (v) Platinum or Holdings, as the case may be, breaches any other material provision of this Letter Agreement; (vi) Platinum or Holdings, as the case may be, elects not to extend the Term as provided herein or (vii) the Board of Directors of Holdings has not appointed you Chief Executive Officer of Holdings on or prior to the third anniversary of the Effective Date; provided, however, that if you voluntarily consent to any reduction or change described above in lieu of exercising your right to resign for Good Reason and deliver such consent to Platinum in writing, then such reduction, transfer or change shall not constitute "Good Reason" hereunder, but you shall have the right to resign for Good Reason under this Letter Agreement as a result of any subsequent reduction described above.

                  (iii) Disability. For purposes of this Letter Agreement,
                        "Disability" means a termination of your employment by Platinum or Holdings, as the case may be, if you have been rendered incapable of performing your duties by reason of any medically determined physical or mental impairment that can be expected to result in death or that can be expected to last for a period of either (i) six or more consecutive months from the first date of your absence due to the disability or (ii) nine or more months during any twelve-month period.

      (12)  Covenants.

      In exchange for the remuneration outlined above, in addition to providing service to Platinum as set forth in this Letter Agreement, you agree to the following covenants, which you agree are intended to survive the Term and any termination or expiration of this Letter Agreement:

            a. Confidentiality. During the period of your employment and for all periods following any termination of your employment for any reason, you will keep confidential any trade secrets and confidential or proprietary information of Holdings (and its subsidiaries and affiliates) which are now known to you or which hereafter may become known to you as a result of your employment or association with Platinum or Holdings, as the case may be, and will not at any time, directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business Holdings (or its subsidiaries or affiliates) during, and at all times after, the termination of your employment. For purposes of this Letter Agreement, "trade secrets and confidential or proprietary information" means information unique to Holdings (or its subsidiaries or affiliates) which has a significant business purpose and is not known or generally available from sources outside Holdings (or its subsidiaries or affiliates) or typical of industry practice, but shall not include any of the foregoing (i) information that becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of you or (ii) information that is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that you give prompt notice of such requirement to Holdings (or its subsidiaries or affiliates), as appropriate, to enable Holdings (or its subsidiaries or affiliates), as appropriate, to seek an appropriate protective order or confidential treatment.

            b. Non-Competition. You further covenant that during the period of your employment with Platinum or Holdings, as the case may be, and for the fifteen month period following termination of such employment for any reason, you will not, without the express written approval of Holdings, anywhere where Platinum (or its subsidiaries of affiliates) has engaged in business during the term of your employment with Platinum or Holdings, for yourself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest, be employed by, or own, manage, operate or control, or serve as a director of, any entity which is primarily engaged in the (i) reinsurance business or (ii) any other business in which Platinum, its subsidiaries or affiliates has or is engaged or plans to engage; provided, however, you may have an interest in up to 2% of the capital stock of a corporation whose capital stock is traded publicly.

            c. Non-Solicitation. You further covenant that during the term of your employment with Platinum or Holdings, as the case may be, and during the fifteen month period following termination of such employment for any reason, you will not, without the express written approval of Holdings, directly or indirectly, hire, or cause to be hired by an enterprise with which you may ultimately become associated, any senior executive of Holdings (or its subsidiaries or affiliates) at the time of termination of your employment with Platinum or Holdings (defined for such purposes to include executives that report directly to you or that report directly to such executives that report directly to you).

            d. Enforcement. You acknowledge that if you breach any provision of this Section 12, Platinum (or its subsidiaries or affiliates) will suffer irreparable injury. It is therefore agreed that Platinum (or its subsidiaries or affiliates) shall have the right to enjoin any such breach, without posting any bond, if permitted by a court of the applicable jurisdiction. You hereby waive the adequacy of a remedy at law as a defense to such relief. The existence of this right to injunctive, or other equitable relief, shall not limit any other rights or remedies which Platinum (or its subsidiaries or affiliates) may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. You acknowledge and agree that the provisions of this Section 12 are reasonable and necessary for the successful operation of Platinum. In the event an arbitrator or a court of competent jurisdiction determines that you have breached your obligations in any material respect under this Section 12, Platinum, in addition to pursuing all available remedies under this Letter Agreement, at law or otherwise, and without limiting its right to pursue the same shall cease all payments to you under this Letter Agreement. If any provision of this
                  Section 12 is determined by a court of competent jurisdiction to be not enforceable in the manner set forth in this Letter Agreement, you and Platinum agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Section 13 are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Letter Agreement (or any portion thereof).

      (13)  Miscellaneous Provisions.

            a. This Letter Agreement constitutes the entire agreement between you and Platinum with respect to the subject matter hereof and supercedes any and all prior agreements or understandings between you and Platinum or any of its affiliates with respect to the subject matter hereof, whether written or oral, including, without limitation, the Employment Agreement. This Letter Agreement may not be amended or terminated without the prior written consent of you and Platinum.

            b. This Letter Agreement may be executed in any number of counterparts which together will constitute but one agreement.

            c. This Letter Agreement will be binding on and inure to the benefit of our respective successors and, in your case, your heirs and other legal representatives. Other than as provided herein, the rights and obligations described in this Letter Agreement may not be assigned by either party without the prior written consent of the other party.

            d. Subject to Section 12(d) of this Letter Agreement, all disputes arising under or related to this Letter Agreement will be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect as the sole and exclusive remedy of either party. Such arbitration shall be held in New York City. Any judgment on the award rendered by such arbitration may be entered in any court having jurisdiction over such matters. Each party's costs and expenses of such arbitration, including reasonable attorney fees and expenses, shall be borne by such party, unless you are, in whole, and not in part, the prevailing party in the award entered in such arbitration, in which case, all such costs and expenses shall be borne by Platinum.

            e. All notices under this Letter Agreement will be in writing and will be deemed effective when delivered in person, or five (5) days after deposit thereof in the mails, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice. Unless otherwise notified as set forth above, notice will be sent to each party as follows:

            Michael D. Price, to:

            The address maintained in Platinum's records

            Platinum, to:

            Platinum Underwriters Holdings, Ltd.
            The Belvedere Building
            69 Pitts Bay Road
            Pembroke HM 08, Bermuda
            Attention:  General Counsel

      In lieu of personal notice or notice by deposit in the mail, a party may give notice by confirmed telegram, telex or fax, which will be effective upon receipt.

            f. This Letter Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws.

This Letter Agreement supercedes any inconsistent provisions of any plan or arrangement that would otherwise be applicable to you to the extent such provisions would limit any rights granted to you hereunder or expand any restrictions imposed on you hereby.

      This Letter Agreement is intended to be a binding obligation upon Platinum and yourself. If this Letter Agreement correctly reflects your understanding, please sign and return one copy to me for Platinum's records.

                                        Platinum Underwriters Reinsurance, Inc.

                                        By: /s/ Gregory E. A. Morrison
                                            ------------------------------
                                        Gregory E.A. Morrison
                                        Chairman of the Board

                                        Platinum Underwriters Holdings, Ltd.

                                        By: /s/ Gregory E. A. Morrison
                                            ------------------------------
                                        Gregory E.A. Morrison
                                        President and Chief Executive Officer

The above Letter Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same.

/s/ Michael D. Price
--------------------
Michael D. Price

Dated as of August 4, 2004

                                                                       Exhibit A

___________, 20__

RE:  AWARD AGREEMENT FOR RESTRICTED SHARE UNITS

Dear _________________________:

      In recognition of your performance with Platinum Underwriters Holdings, Ltd. or its subsidiaries (collectively, "Platinum") during 20__, you have been awarded _____ Restricted Share Units ("RSUs") under Platinum's Annual Incentive Plan (the "AIP"). The terms of the AIP are incorporated herein by reference, including the definitions of terms contained in the AIP.

      RSUs are notional units denominated in Common Shares, which represent a nontransferable, unfunded, unsecured deferred compensation obligation of Platinum. An RSU will accrue dividends at the same time and in the same amount as dividends are paid on a Common Share. RSU dividends will be credited to you as additional RSUs calculated at the price per Common Share on the date the dividends are paid, rounded up in the nearest whole RSU. Please note, however, that an RSU may not be sold, assigned, transferred, encumbered, hypothecated or pledged by you. In addition, RSUs do not have any voting rights.

      On the Exchange Date (as defined below), Holdings will issue to you one Common Share for each of your RSUs, reduced by an amount in cash equal to your tax withholding obligation, if applicable; provided, however, that upon a Change in Control, Platinum will pay you on the date of the Change in Control an amount in cash equal to the number of your RSUs multiplied by the Fair Market Value of the Common Shares on the date of such Change in Control, subject to applicable withholding. If your employment with Platinum terminates prior to the Exchange Date, however, your RSUs will be forfeited; except in the event that (i) your employment with Platinum has terminated because of your death or Disability or
(ii) your employment with Platinum has been terminated by you for Good Reason or by Platinum without Cause. The "Exchange Date" is the earlier of (i) the date that is 6 months from the date hereof or (ii) the first business day which is 15 days after the date of your death or Disability or termination by you for Good Reason or by Platinum without Cause, or such other date as may be agreed to by you (or your beneficiaries) and Platinum.

      THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO CHOICE-OF-LAW RULES.

                                PLATINUM UNDERWRITERS HOLDINGS, LTD.


                                By:  ______________________________________
                                     Name:

Agreed and accepted:



By:  ______________________________________
         Name:

                                                                       Exhibit B


                      PLATINUM UNDERWRITERS HOLDINGS, LTD.
                        RESTRICTED SHARE AWARD AGREEMENT

      RESTRICTED SHARE AWARD AGREEMENT (this "Agreement"), dated as of August 4, 2004 (the "Date of Grant"), between Platinum Underwriters Holdings, Ltd., a Bermuda corporation (the "Company") and Michael D. Price (the "Grantee"). Capitalized terms used herein but not defined shall have the meanings attributed to them in the Company's 2002 Share Incentive Plan (the "Plan").

      Pursuant to the Plan, the Company has authorized the execution and delivery of this Agreement. A copy of the Plan as in effect on the Date of Grant has been supplied to the Grantee, and the Grantee hereby acknowledges receipt thereof.

            Section 1. Restricted Share Award. The Company grants to the Grantee, on the terms and conditions hereinafter set forth, a restricted share award with respect to 98,531 shares of the common stock of the Company, par value $.01 per share (the "Restricted Shares").

            Section 2. Vesting of Restricted Shares. Subject to Section 3 hereof, the Restricted Shares shall become vested and nonforfeitable based on the continued employment of the Grantee with the Company or a Subsidiary in accordance with the following vesting schedule:

                Vesting Date                     Number of Shares
                ------------                     ----------------
            1.  August 1, 2005                        19,707
            2.  August 1, 2006                        19,706
            3.  August 1, 2007                        19,706
            4.  August 1, 2008                        19,706
            5.  August 1, 2009                        19,706

            Section 3. Termination of Employment. If the Grantee's employment with the Company or any Subsidiary is terminated prior to the occurrence of any otherwise applicable vesting date provided in Section 2 hereof, the Grantee shall (i) forfeit his interest in the Restricted Shares that have not yet become vested, (ii) assign, transfer, and deliver any certificates evidencing ownership of such shares to the Company, and (iii) cease for all purposes to be a stockholder with respect to such shares. Notwithstanding the foregoing, if the Grantee's employment is terminated by the Grantee for "Good Reason" or by the Company or any of its Subsidiaries without "Cause" (each as defined in the Grantee's employment agreement dated August 4, 2004 (the "Employment Agreement")), or as a result of the Grantee's death or "Disability" (as defined in the Employment Agreement), then the transfer restrictions and forfeiture conditions imposed hereunder on any unvested Restricted Shares shall immediately lapse and all such unvested Restricted Shares shall become fully vested without regard to the vesting requirements set forth in Section 2 hereof.

            Section 4. Rights as a Stockholder. Subject to the otherwise applicable provisions of this Agreement, the Grantee will have all rights of a stockholder with respect to the Restricted Shares granted to the Grantee hereunder, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

            Section 5. Restrictions on Transfer. Neither this Agreement nor any Restricted Shares covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Grantee, otherwise than to the Company, unless as of the date of any such sale, assignment, transfer, encumbrance, hypothecation or pledge, such Restricted Shares to be thus disposed of have become vested in accordance with Section 2 hereof. The certificate or certificates representing shares delivered pursuant to this Agreement shall bear a legend referring to the nontransferability or assignability of such shares pursuant to this Section, and a stop-transfer order against such certificate or certificates will be placed by the Company with its transfer agents and registrars. At the discretion of the Committee, in lieu of issuing a stock certificate to the Grantee, the Company may hold the Restricted Shares in escrow during the period such shares remain subject to the vesting restrictions and other restrictions provided hereunder.

            Section 6. Investment Representation. Upon acquisition of Restricted Shares at a time when there is not in effect a registration statement under the Securities Act of 1933 relating to the Common Shares, the Grantee hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that the Restricted Shares shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and the Grantee shall provide the Company with such further representations and warranties as the Company may require in order to ensure compliance with applicable federal and state securities, blue sky and other laws. No Restricted Shares shall be acquired unless and until the Company and/or the Grantee shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Grantee may acquire such shares pursuant to an exemption from registration under the applicable securities laws. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company reserves the right to legend any certificate for Common Shares, conditioning sales of such shares upon compliance with applicable federal and state securities laws and regulations.

            Section 7. Changes in Common Shares. If there shall occur any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split, or other distribution with respect to the Common Shares, or any merger, reorganization, consolidation or other change in corporate structure affecting the Common Shares, the Committee may, in the manner and to the extent that it deems appropriate and equitable to the Grantee and consistent with the terms of the Plan, cause an adjustment in (i) the number and kind of shares subject to the Award and (ii) any other terms of the Award that are affected by the event.


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

            Section 8. No Right of Continued Service. Nothing in this Agreement shall confer upon the Grantee any right to continue as an employee of the Company or any Subsidiary or to interfere in any way with any right of the Company to terminate the Grantee's employment at any time.

            Section 9. Section 83(b) Election; Withholding. The Grantee may make an election under Section 83(b) of the Code with respect to the grant of Restricted Shares by filing a copy of such election with the Company within 30 days of the Date of Grant. If the Grantee makes such an election, the grant of Restricted Shares shall be conditioned upon the prompt payment by the Grantee to the Company of an amount equal to the applicable federal, state and local income taxes and other amounts required by law to be withheld (the "Withholding Taxes") in connection with such election. If the Grantee does not make an election under
Section 83(b) of the Code with respect to the grant of Restricted Shares, the Grantee shall pay to the Company the Withholding Taxes upon the lapse of the vesting restrictions, and the lapse of the restrictions shall be conditioned upon the prior payment of the applicable Withholding Taxes by the Grantee.

            Section 10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Grantee and the successors of the Company.

            Section 11. Notices. All notices or other communications which are required or permitted hereunder shall be deemed sufficient if contained in a written instrument given by personal delivery, telex, telecopier, telegram, air courier or registered or certified mail, postage prepaid, return receipt requested, addressed to such party at the address set forth below or such other address as may thereafter be designated in a written notice from such party to the other party:

                  if to the Company, to:

                  Platinum Underwriters Holdings, Ltd.
                  The Belvedere Building
                  69 Pitts Bay Road
                  Pembroke HM 08, Bermuda

                  if to the Grantee, to:

                  The address maintained in the Company's records

All such notices, advances and communications shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopier, upon receipt of machine confirmation, and (c) in the case of mailing, on the third business day following such mailing.

            Section 12. Construction. The construction of this Agreement is vested in the Committee, and the Committee's construction shall be final and conclusive.


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            Section 13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding the choice of law rules thereof.

            Section 14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

            Section 15. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Date of Grant.

                                    PLATINUM UNDERWRITERS HOLDINGS, LTD.

                                    By: ______________________________________
                                    Name:  Gregory E. A. Morrison
                                    Title: President and Chief Executive Officer


                                    GRANTEE

                                    By: ______________________________________
                                    Name:  Michael D. Price


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